EXHIBIT 99.1

SAKS INCORPORATED SHAREHOLDERS APPROVE MERGER WITH HUDSON’S BAY COMPANY

Contact:       Julia Bentley
 (865) 981-6243
FOR IMMEDIATE RELEASE                                                                                         www.saksincorporated.com

New York, New York (October 30, 2013)—Retailer Saks Incorporated (NYSE: SKS) (“Saks” or the “Company”) announced that its shareholders overwhelmingly approved the previously announced Agreement and Plan of Merger (“Merger Agreement”) with Hudson’s Bay Company (“HBC”) at its special meeting held today.

Based on the tabulation of the shareholder vote, approximately 99.4% of the total votes cast, which represents approximately 85.2% of the total shares outstanding as of the October 2, 2013 record date for the special meeting, were voted in favor of the merger.

Under the terms of the Merger Agreement, the Company’s shareholders will receive $16.00 per share in cash at the closing of the transaction.  The parties anticipate that the transaction will close on November 4, 2013, and the parties intend that promptly thereafter the Company will be delisted from the NYSE.

The Company’s shareholders also approved the proposal to approve, on an advisory (non-binding) basis, specified compensation payable to the Company’s named executive officers in connection with the merger.

Saks Incorporated currently operates 41 Saks Fifth Avenue stores, 72 Saks Fifth Avenue OFF 5TH stores, and saks.com.

Forward-looking Information

The information contained in this press release that addresses future results or expectations is considered “forward-looking” information within the definition of the Federal securities laws. Forward-looking information in this press release can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. Actual results might differ materially from projected forward-looking information.

The forward-looking information and statements are or may be based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of Saks’ merger agreement with HBC, (2) the failure to satisfy any of the closing conditions to the merger, and any delay in connection with the foregoing, and (3) the failure of HBC to obtain the necessary financing arrangements set forth in the debt commitment letter and equity investment agreement delivered in connection with the merger agreement.

Additional factors that may cause Saks’ actual results to differ materially from those described in the forward-looking statements may be found in Saks’ filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended February 2, 2013, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K, which may be accessed via the Internet at www.sec.gov.

The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise.

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